       Pricing Supplement to Prospectus Supplement dated July 20, 1993 and
                        Prospectus dated July 15, 1993.

                                   [SEK LOGO]
                                   $ 6,287,000
                             AB SVENSK EXPORTKREDIT
                       (SWEDISH EXPORT CREDIT CORPORATION)
            95% Principal Protected Nikkei 225(R) Index-Linked Notes
                               Due January 9, 2008

                                  ------------

      Your notes are issued by AB Svensk Exportkredit (Swedish Export Credit Corporation). Your return on the notes at maturity is linked to the performance of the Nikkei 225(R) Index, subject to a 75.5% appreciation cap on the positive performance of the index. No matter how this index performs, you will, when the notes mature on January 9, 2008 (unless that date is extended due to market disruption), receive at least 95% of the face amount of the notes. The maximum amount you can receive on the stated maturity date is 170.5% of the face amount of your notes (taking into account the 95% principal protection) no matter how high the level of the index may rise. You will not receive any interest or other payment with respect to the notes prior to the maturity date.

      On the maturity date, we will pay you an amount in cash equal to 95% of the face amount of your note PLUS the supplemental payment amount, which will be based on the return on the Nikkei 225(R) Index during the term of the notes. We will determine the return on the Nikkei 225(R) Index on the determination date by calculating the percentage increase or decrease in its level, if any, from the closing level of the Nikkei 225(R) Index on December 20, 2002, which was 8,406.88, with the result expressed as a decimal number. The determination date is the eighth business day prior to the maturity date (unless extended due to market disruption). Once we have determined the return on the Nikkei 225(R) Index, we will calculate the supplemental payment amount on each note as follows:

       o If the return on the Nikkei 225(R) Index equals or exceeds the appreciation cap, the supplemental payment amount will equal the face amount MULTIPLIED by the appreciation cap;

       o If the return on the Nikkei 225(R) Index is less than the appreciation cap, but greater than zero, the supplemental payment amount will equal the face amount MULTIPLIED by the return;

       o If the return on the Nikkei 225(R) Index is less than or equal to zero, the supplemental payment amount will be zero.

      SEE "RISK FACTORS" BEGINNING ON PAGE P-3 TO READ ABOUT CERTAIN FACTORS YOU SHOULD CONSIDER BEFORE BUYING THE NOTES.

      YOU SHOULD BE PREPARED TO LOSE UP TO 5% OF YOUR PRINCIPAL INVESTMENT IN THE NOTES AND POTENTIALLY MORE IF YOU BUY THE NOTES IN THE SECONDARY MARKET AT A PRICE ABOVE THE INITIAL PUBLIC OFFERING PRICE OR SELL THE NOTES IN THE SECONDARY MARKET BEFORE THEIR MATURITY.

                                  ------------

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PRICING SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  ------------

                                                       PER NOTE         TOTAL
                                                       --------         -----
Initial public offering price.....................     100.00%       $ 6,287,000
Underwriting discount.............................       0.50%       $    31,435
Proceeds, before expenses, to the Company.........      99.50%       $ 6,255,565

                                  ------------

      Goldman, Sachs & Co. expects to deliver the notes in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York, on January 9, 2003.

      Nihon Keizai Shimbun, Inc. owns the copyright for the Nikkei 225(R) Index and has granted a non-exclusive license agreement whereby Goldman, Sachs & Co. and its affiliates are permitted to use the index in connection with the notes. Goldman, Sachs & Co. has sublicensed the use of the Nikkei 225(R) Index to us.

                              GOLDMAN, SACHS & CO.
                                  ------------
                   Pricing Supplement dated December 20, 2002.

         This pricing supplement should be read together with the accompanying prospectus dated July 15, 1993 and the prospectus supplement dated July 20, 1993 (we refer to the prospectus and prospectus supplement collectively as the "prospectus") of AB Svensk Exportkredit and all documents incorporated by reference in the prospectus. The prospectus contains information regarding AB Svensk Exportkredit and other matters. For additional information regarding us and the other securities we may offer from time to time pursuant to the prospectus, we refer you to registration statement no. 33-63728 on file with the SEC.


                INCORPORATION OF INFORMATION WE FILE WITH THE SEC


The SEC allows us to incorporate by reference the information we file with them. This means:

o      incorporated documents are considered part of this pricing supplement;

o we can disclose important information to you by referring you to those documents;

o information in this pricing supplement automatically updates and supersedes information in earlier documents that are incorporated by reference in this pricing supplement; and

o information that we file with the SEC and which we incorporate by reference in this pricing supplement will automatically update and supersede this pricing supplement.

       We incorporate by reference the documents listed below which we filed with the SEC under the Securities Exchange Act of 1934:

o our annual report on Form 20-F for the fiscal year ended December 31, 2001, which was filed with the SEC on May 24, 2002; and

o our reports on Form 6-K, which was filed with the SEC on May 6, 2002, September 30, 2002 and October 29, 2002.

       We also incorporate by reference each of the following documents that we may file with the SEC after the date of this pricing supplement but before the end of the notes offering:

o any report on Form 6-K filed by us pursuant to the Securities Exchange Act of 1934 that indicates on its cover or inside cover page that we will incorporate it by reference in this pricing supplement; and

o reports filed under Sections 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934.

You may request a copy of any filings referred to above (excluding exhibits), at no cost, by contacting us at the following address:

        AB Svensk Exportkredit
        (Swedish Export Credit Corporation)
        Vastra Tradgardsgatan 11B
        10327 Stockholm, Sweden
        Tel: 011-46-8-613-8300

                           PRICING SUPPLEMENT SUMMARY

         THE FOLLOWING SUMMARY DESCRIBES THE GENERAL TERMS OF THE NOTES WE ARE OFFERING. YOU SHOULD READ THE SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION CONTAINED IN THIS PRICING SUPPLEMENT AND IN THE ACCOMPANYING PROSPECTUS. YOU SHOULD CAREFULLY CONSIDER, AMONG OTHER THINGS, THE MATTERS SET FORTH IN "RISK FACTORS" BEFORE YOU DECIDE TO INVEST IN THE NOTES.

FACE AMOUNT:                         $6,287,000.

ISSUE PRICE:                         100% of the Face Amount of the Notes.

PRICING DATE:                        December 20, 2002.

ISSUE DATE:                          January 9, 2003.

DETERMINATION DATE:                  December 20, 2007.

MATURITY DATE:                       January 9, 2008.

INDEX:                               The Nikkei 225(R), as published by Nihon
                                     Keizai Shimbun, Inc.

REDEMPTION AMOUNT:                   On the maturity date, we will pay the
                                     holder of the note cash equal to the
                                     SUM of (i) 95% the outstanding Face
                                     Amount of the note AND (ii) the
                                     Supplemental Payment Amount.

MINIMUM REDEMPTION AMOUNT:           95% of the Face Amount.

SUPPLEMENTAL PAYMENT AMOUNT:         The Supplemental Payment Amount will equal

                                     o   if the Index Return equals or exceeds
                                         the Appreciation Cap, an amount in cash
                                         equal to the Face Amount of the note
                                         MULTIPLIED by the Appreciation Cap;

                                     o   if the Index Return is less than the
                                         Appreciation Cap but greater than zero,
                                         an amount in cash equal to the Face
                                         Amount of the note MULTIPLIED by the
                                         Index Return; or

                                     o   if the Index Return is less than or
                                         equal to zero, the Supplemental
                                         Payment Amount will be zero.

INITIAL INDEX LEVEL:                 8,406.88.

FINAL INDEX LEVEL:                   The closing level of the index on the
                                     Determination Date, subject to adjustment as provided below under "Description of the Notes - Discontinuance or
                                     Modification of the Index" on page P-11.

INDEX RETURN:                        The final index level DIVIDED by the
                                     initial index level, MINUS one.

APPRECIATION CAP:                    0.755.

BUSINESS DAY:                          When we refer to a business day with
                                       respect to your note, we mean a day
                                       that is a Business Day of the kind
                                       described in the accompanying prospectus and that is also a day on which the Tokyo
                                       Stock Exchange and the Osaka Stock
                                       Exchange are open for trading and on
                                       which the index sponsor is open for
                                       business and the index is calculated and published by the index sponsor.

INTEREST RATE:                         The notes do not bear interest.

FORM: Book-entry only. Except as described herein, notes in definitive form will not be issued.

DENOMINATION:                          The notes will be issued in denominations
                                       of $50,000 and in integral multiples of
                                       $1,000 in excess thereof.

EARLY REDEMPTION:                      The notes cannot be redeemed prior to
                                       maturity other than for certain tax
                                       reasons.

TAX CALL:                              We may redeem the notes prior to maturity
                                       should certain tax laws change that would cause us to pay additional amounts. If we decide to make a call for tax reasons, the Redemption Amount will be the greater of 95% of the outstanding Face Amount or the market value of the note up to the third Business Day prior to the call date. We will provide at least 30 but not more than 60 days' notice prior to a redemption.

CALCULATION AGENT:                     Goldman, Sachs & Co.

CUSIP NUMBER:                          W9514R477.

                                 RISK FACTORS

         UNLIKE ORDINARY DEBT SECURITIES, THE RETURN ON THE NOTES DEPENDS ON CHANGES IN THE VALUE OF THE NIKKEI 225(R) INDEX, WHICH MEASURES PRICE MOVEMENTS IN SELECTED JAPANESE STOCKS. AS DESCRIBED IN MORE DETAIL BELOW, THE TRADING PRICE OF THE NOTES MAY VARY CONSIDERABLY BEFORE THE MATURITY DATE DUE, AMONG OTHER THINGS, TO FLUCTUATIONS IN THE PRICE OF THE JAPANESE STOCKS THAT MAKE UP THE NIKKEI 225(R) INDEX AND OTHER EVENTS THAT ARE DIFFICULT TO PREDICT AND BEYOND OUR CONTROL. YOUR NOTE IS A RISKIER INVESTMENT THAN ORDINARY DEBT SECURITIES. ALSO, YOUR NOTE IS NOT EQUIVALENT TO INVESTING DIRECTLY IN THE INDEX STOCKS, I.E., THE STOCKS COMPRISING THE NIKKEI 225(R) INDEX. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISKS BEFORE INVESTING IN THE NOTES.


YOU MAY LOSE PART OF YOUR INVESTMENT IN THE NOTES.

         The redemption amount you receive may be less than the face amount of the notes you purchase, and you may lose as much as 5% of your investment if you buy notes at the initial public offering price and hold them until maturity. (You may lose more if you buy the notes in the secondary market at a price above the initial public offering price or sell the notes in the secondary market before their maturity.) The notes are designed to have a redemption amount higher than the initial face amount only if the Nikkei 225(R) Index appreciates by 5% or more by the determination date. Accordingly, you will bear this loss of part of your principal if the Nikkei 225(R) Index falls, if it stays the same oR if it increases by less than 5%. Even if the redemption amount is greater than the face amount of the notes, it may not compensate you for a loss in value due to inflation and other factors relating to the value of money over time. Thus, even in those circumstances, your return at maturity may be less than the amount you would have received had you held an ordinary debt security.

         Moreover, the index return used to calculate the redemption amount only compares the index levels on the pricing date and the determination date. No other index levels will be taken into account. As a result, you may lose 5% of your investment, even if the index has risen at certain times during the term of the notes before falling to a level 5% above the initial index level or lower.

THE POTENTIAL FOR THE VALUE OF YOUR NOTE TO INCREASE IS LIMITED.

      Your ability to participate in any rise in the market value of the index is limited. Because of the appreciation cap as described in the formula that we will use to determine the redemption amount, the amount you receive at maturity may result in a lower return on your note than you would have received had you invested in the index stocks directly.

THE NOTES DO NOT BEAR PERIODIC INTEREST.

      You will not receive any periodic interest payments on your note. Even if the amount payable on your note on the maturity date exceeds the face amount of your note, the overall return you earn on your note may be less than you would have earned by investing in a debt security that bears interest at a prevailing market rate. Moreover, under applicable United States tax law as described under "United States Federal Income Tax Considerations", you will have to pay tax on deemed interest amounts even though your note does not bear periodic interest.

PAST INDEX PERFORMANCE IS NO GUIDE TO FUTURE PERFORMANCE.

      The actual performance of the index over the life of the offered notes, as well as the amount payable at maturity, may bear little relation to the historical levels of the index or to the hypothetical return examples set forth elsewhere in this pricing supplement. We cannot predict the future performance of the index.

YOUR RETURN ON YOUR NOTE WILL NOT REFLECT ANY DIVIDENDS PAID ON THE RETURN ON THE INDEX STOCKS.

      The index sponsor calculates the level of the index by reference to the prices of the Japanese stocks included in the index without taking account of the value of dividends paid on those stocks. As a result, the return on your note will not reflect the return you would realize if you actually owned the stocks included in the index and received the dividends paid on those stocks.

YOUR RETURN ON YOUR NOTE WILL DEPEND ON CHANGES IN THE INDEX LEVEL AND WILL NOT BE ADJUSTED FOR CHANGES IN THE YEN/DOLLAR EXCHANGE RATE.

      Although the index stocks are traded in Japanese yen and your note is denominated in U.S. dollars, the amount payable on your note at maturity will not be adjusted for changes in the Japanese yen/U.S. dollar exchange rate. If the amount we pay on the maturity date exceeds the minimum amount payable, which is 95% of the outstanding face amount of your note, that excess amount will be based solely upon the difference between the final index level and the initial index level - that is, solely upon the overall change in the index level during the term of your note. Changes in exchange rates, however, may reflect changes in the Japanese economy that in turn may affect the final index level.

AN INVESTMENT IN THE NOTES IS SUBJECT TO RISKS ASSOCIATED WITH THE JAPANESE SECURITIES MARKETS.

      The stocks that comprise the index have been issued by Japanese companies. You should be aware that investments in securities linked to the value of Japanese equity securities involve particular risks. The Japanese securities markets may be more volatile than U.S. or other securities markets and market developments may affect Japanese markets differently than they affect U.S. or other securities markets. Direct or indirect government intervention to stabilize the Japanese securities markets, as well as cross-shareholdings in Japanese companies, may affect trading prices and volumes in those markets. Also, there is generally less publicly available information about Japanese companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission, and Japanese companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

      Securities prices in Japan are subject to political, economic, financial, military and social factors, among others, that apply in Japan. These factors, which could negatively affect the Japanese securities markets, include recent or potential future changes in the Japanese government's economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other Japanese laws or restrictions applicable to Japanese companies or investments in Japanese equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, the Japanese economy may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

THE MARKET VALUE OF YOUR NOTE MAY BE INFLUENCED BY MANY FACTORS THAT ARE UNPREDICTABLE AND INTERRELATED IN COMPLEX WAYS.

      The market value of your note will be affected by many factors that are beyond our control and are unpredictable. Moreover, these factors interrelate in complex ways, and the effect of one factor on the market value of your note may offset or enhance the effect of another factor. The following paragraphs describe the expected impact on the market value of your note given a change in a specific factor, assuming all other conditions remain constant.

      THE INDEX LEVEL WILL AFFECT THE MARKET VALUE OF YOUR NOTE, BUT THE MARKET VALUE OF YOUR NOTE MAY NOT CHANGE IN THE SAME MANNER AS THE LEVEL OF THE INDEX

      We expect that the market value of your note at any particular time will depend substantially on the amount, if any, by which the level of the index at that time has risen above or has fallen below the initial index level.

      However, your note may trade quite differently from the performance of the index. Changes in the level of the index may not result in a comparable change in the market value of your note. If you sell your note at a time when the index level exceeds the reference index level, you may receive substantially less than the amount that would be payable on the stated maturity date based on a final index level equal to that current level because of an expectation that the index level will continue to fluctuate until the final index level is determined. If you sell your note at a time when the level of the index is below, or not sufficiently above, the initial index level, you may receive less than the face amount of your note. Fluctuating Japanese dividend rates may affect the level of the index and, indirectly, the market value of your note. Political, economic and other developments that affect the stocks underlying the index may also affect the level of the index and, indirectly, the market value of your note.

      CHANGES IN INTEREST RATES ARE LIKELY TO AFFECT THE MARKET VALUE OF YOUR
NOTE

      Because we will pay, at a minimum, 95% of the outstanding face amount of your note on the maturity date, we expect that the market value of your note, like that of a traditional debt security, will be affected by changes in interest rates, although these changes may affect your note and a traditional debt security in different degrees. In general, if U.S. interest rates increase, we expect that the market value of your note will decrease and, conversely, if U.S. interest rates decrease, we expect that the market value of your note will increase. In general, if interest rates in Japan increase, we expect that the market value of your note will increase and, conversely, if interest rates in Japan decrease, we expect that the market value of your note will decrease.

      CHANGES IN THE VOLATILITY OF THE INDEX ARE LIKELY TO AFFECT THE MARKET VALUE OF YOUR NOTE

      The volatility of the index refers to the size and frequency of the changes in the index level. In general, if the volatility of the index increases, we expect that the market value of your note will increase and, conversely, if the volatility of the index decreases, we expect that the market value of your note will decrease.

      CHANGES IN THE VOLATILITY OF THE JAPANESE YEN/U.S. DOLLAR EXCHANGE RATE, AND THE CORRELATION BETWEEN THAT RATE AND THE INDEX LEVEL, ARE LIKELY TO AFFECT THE MARKET VALUE OF YOUR NOTE

      Because your note is payable in U.S. dollars, the volatility of the Japanese yen/U.S. dollar exchange rate could affect the market value of your note. In general, if the volatility of the Japanese yen/U.S. dollar exchange rate increases, we expect that the market value of your note will increase and, conversely, if the volatility of that rate decreases, we expect that the market value of your note will decrease.

      The correlation between the Japanese yen/U.S. dollar rate and the index level refers to the relationship between the percentage changes in that rate and the percentage changes in the level of the index - the greater the correlation, the more closely the percentage changes in one resemble the percentage changes in the other. In general, if the correlation between the Japanese yen/U.S. dollar rate and the index level increases, we expect that the market value of your note will increase and, conversely, if this correlation decreases, we expect that the market value of your note will decrease.

      THE TIME REMAINING TO MATURITY IS LIKELY TO AFFECT THE MARKET VALUE OF YOUR NOTE

      Prior to the maturity date, the market value of your note may be higher than one would expect if that value were based solely on the level of the index and the level of interest rates. This difference would reflect a "time premium" due to expectations concerning the level of the index and interest rates during the time remaining to the stated maturity date. However, as the time remaining to the stated maturity date decreases, we expect that this time premium will decrease, lowering the market value of your note.

      ANY DECLINE IN OUR CREDIT RATINGS MAY AFFECT THE MARKET VALUE OF YOUR NOTE

      Our credit ratings are an assessment of our ability to pay our obligations, including those on the offered notes. Consequently, actual or anticipated declines in our credit ratings may affect the market value of your note.

YOU HAVE NO SHAREHOLDER RIGHTS OR RIGHTS TO RECEIVE ANY STOCK.

      Investing in your note will not make you a holder of any of the index stocks. Neither you nor any other holder or owner of your note will have any voting rights, any right to receive dividends or other distributions or any other rights with respect to the index stocks. Your note will be paid in cash, and you will have no rights to receive delivery of any index stocks.

TRADING AND OTHER TRANSACTIONS BY GOLDMAN, SACHS & CO. IN SECURITIES LINKED TO THE INDEX STOCKS MAY IMPAIR THE MARKET VALUE OF YOUR NOTE.

      Goldman, Sachs & Co. or one or more of its affiliates (including Goldman Sachs International) may hedge its obligations under the swap that Goldman Sachs International expects to enter into with us relating to the offered notes by purchasing some or all of the index stocks, options or futures on the index or index stocks or other instruments linked to the index or index stocks, and adjust the hedge by, among other things, purchasing or selling any of the foregoing, at any time and from time to time, and to unwind the hedge by selling any of the foregoing, perhaps on or before the determination date. Goldman Sachs International may also enter into, adjust and unwind hedging transactions relating to other index-linked notes whose returns are linked to the same index. Any of these hedging activities may adversely affect the index level - directly or indirectly by affecting the price of the index stocks - and therefore the market value of your note and the amount we will pay on your note at maturity. It is possible that Goldman Sachs International could receive substantial returns with respect to these hedging activities while the value of your note may decline.

      Goldman, Sachs & Co. and its affiliates may also engage in trading in one or more of the index stocks or instruments whose returns are linked to the index or index stocks for their proprietary accounts, for other accounts under their management or to facilitate transactions, including block transactions, on behalf of customers. Any of these activities of Goldman, Sachs & Co. or its affiliates could adversely affect the index level - directly or indirectly by affecting the price of the index stocks - and, therefore, the market value of your note and the amount we will pay on your note at maturity. We may also issue, and Goldman, Sachs & Co. and its affiliates may also issue or underwrite, other securities or financial or derivative instruments with returns linked to changes in the level of the index or one or more of the index stocks. By introducing competing products into the marketplace in this manner, we or Goldman, Sachs & Co. or its affiliates could aversely affect the market value of your note and the amount we will pay on your note at maturity.

GOLDMAN, SACHS & CO.'S BUSINESS ACTIVITIES MAY CREATE CONFLICTS OF INTEREST BETWEEN YOU AND GOLDMAN, SACHS & CO.

      As noted above, Goldman, Sachs & Co. and its affiliates expect to engage in trading activities related to the index and the index stocks. These trading activities may present a conflict between your interest in your note and the interests Goldman, Sachs & Co. and its affiliates will have in their proprietary accounts, in facilitating transactions, including block trades, for their customers and in accounts under their management. These trading activities, if they influence the level of the index, could be adverse to your interests as a beneficial owner of your note.

      Goldman, Sachs & Co. and its affiliates may, at present or in the future, engage in business with the issuers of the index stocks, including making loans to or equity investments in those companies or providing advisory services to those companies. These services could include merger and acquisition advisory services. These activities may present a conflict between the obligations of Goldman, Sachs & Co. or another affiliate of Goldman, Sachs & Co. and your interests as a beneficial owner of a note. Moreover, one or more of Goldman, Sachs & Co.'s affiliates have published and in the future expect to publish research reports with respect to some or all of the issuers of the index stocks and with respect to the index itself. Any of these activities by Goldman, Sachs & Co. or any of its affiliates may affect the level of the index and, therefore, the market value of your note and the amount we will pay on your note at maturity.

AS CALCULATION AGENT, GOLDMAN, SACHS & CO. WILL HAVE THE AUTHORITY TO MAKE DETERMINATIONS THAT COULD AFFECT THE MARKET VALUE OF YOUR NOTE, WHEN YOUR NOTE MATURES AND THE AMOUNT YOU RECEIVE AT MATURITY.

      As calculation agent for your note, Goldman, Sachs & Co. will have discretion in making various determinations that affect your note, including the final index level and the index return on the determination date, which we will use to calculate how much cash we must pay at maturity, and determining whether to postpone the determination date and/or the maturity date because of a market disruption event. See "Description of the Notes" below. The exercise of this discretion by Goldman, Sachs & Co. could adversely affect the value of your note and may present Goldman, Sachs & Co. with a conflict of interest of the kind described above under "--Goldman, Sachs & Co.'s business activities may create conflicts of interest between you and Goldman, Sachs & Co."

THE POLICIES OF THE INDEX SPONSOR AND CHANGES THAT AFFECT THE INDEX OR THE INDEX STOCKS COULD AFFECT THE AMOUNT PAYABLE ON YOUR NOTE AND ITS MARKET VALUE.

      The policies of the index sponsor concerning the calculation of the index level, additions, deletions or substitutions of index stocks and the manner in which changes affecting the index stocks or their issuers, such as stock dividends, reorganizations or mergers, are reflected in the index level could affect the index level and, therefore, the amount payable on your note at maturity and the market value of your note prior to that date. The amount payable on your note and its market value could also be affected if the index sponsor changes these policies, for example by changing the manner in which it calculates the index level, or if the index sponsor discontinues or suspends calculation or publication of the index level, in which case it may become difficult to determine the market value of your note. If events such as these occur, or if the index level is not available on the determination date because of a market disruption event or for any other reason, the calculation agent - which initially will be Goldman, Sachs & Co. - may determine the final index level - and thus, the amount payable at the maturity date - in a manner it considers appropriate, in its sole discretion. We describe the discretion that the calculation agent will have in determining the final index level and the amount payable on your note more fully under "Description of the Notes--Discontinuance or Modification of the Index" and "--Role of Calculation Agent".

THERE IS NO AFFILIATION BETWEEN THE INDEX STOCK ISSUERS AND US, AND WE ARE NOT RESPONSIBLE FOR ANY DISCLOSURE BY THE INDEX STOCK ISSUERS.

      We are not affiliated with the issuers of the index stocks or the index sponsor. Neither we nor any of our affiliates assumes any responsibility for the adequacy or accuracy of any publicly available information about the index stock issuers. You, as an investor in your note, should make your own investigation into the index and the index stock issuers. See "The Index" below for additional information about the index.

      Neither the index sponsor nor the index stock issuers are involved in this offering of your note in any way and none of them have any obligation of any sort with respect to your note. Thus, neither the index sponsor nor the index stock issuers have any obligation to take your interests into consideration for any reason, including in taking any corporate actions that might affect the value of your note.

YOUR NOTE MAY NOT HAVE AN ACTIVE TRADING MARKET.

      Your note will not be listed on any securities exchange or be included in any interdealer market quotation system and there may be little or no secondary market for your note. Even if a secondary market for your note develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the differences between bid and ask prices for your note in any secondary market could be substantial.

WE CAN POSTPONE THE MATURITY DATE IF A MARKET DISRUPTION EVENT OCCURS.

      If the calculation agent determines that, on the determination date, a market disruption event has occurred or is continuing, the determination date will be postponed until the first business day on which no market disruption event occurs or is continuing. As a result, the maturity of your note may be postponed, although not by more than five business days. Thus, you may not receive the cash payment that we are obligated to deliver on the maturity date until several days after the originally scheduled due date. Moreover, if the closing level of the index is not available on the fifth day after the original determination date because of a continuing market disruption event or for any other reason, the calculation agent will nevertheless determine the final index level based on its assessment, made in its sole discretion, of the level of the index at that time.

TAX CONSEQUENCES

         For United States federal income tax consequences, the notes will be classified as contingent payment debt instruments. As a result, they will be considered to be issued with original issue discount. Although you will receive no interest payments during the term of the notes, during your ownership of the notes you will be required to include the original issue discount as interest in taxable income, subject to some adjustments, based on the "comparable yield" of the notes. The comparable yield will generally be the rate at which we could issue a fixed rate debt instrument on terms and conditions similar to the notes. See "United States Federal Income Tax Considerations".

                            DESCRIPTION OF THE NOTES

GENERAL

         You should read the following description of the particular terms of the notes in conjunction with the description of the general terms and provisions of the notes set forth in the accompanying prospectus supplement and of the Debt Securities set forth in the accompanying prospectus. If this summary differs in any way from the description of the notes in the prospectus, you should rely on this summary.

         For the purposes hereof, the terms "Debt Securities," "Indexed Security" and "Principal Indexed Security" used in the prospectus, and the terms "Notes", "Indexed Notes" and "Stock Indexed Notes" used in the prospectus supplement, include the notes we are offering in this pricing supplement. Also, when we refer to the index, we mean the Nikkei 225(R) Index, or any successor index, as it may be modified, replaced or adjusted from time to time as described under "--Discontinuance or Modification of the Index" below. When we refer to the index sponsor as of any time, we mean the entity, including any successor sponsor, that determines and publishes the index as then in effect. When we refer to the index stocks as of any time, we mean the stocks that comprise the index as then in effect, after giving effect to any additions, deletions or substitutions.

FORM AND DENOMINATION

         The notes will be issued only in book-entry form, and will be eligible for transfer through the facilities of the Depository or any successor depository we select.

         The notes will be issued in minimum denominations of $50,000, and integral multiples of $1,000 in excess thereof, and will have a Maturity Date of January 9, 2008.

NO INTEREST PAYMENTS

       The notes will not pay interest.

PAYMENT OF PRINCIPAL ON MATURITY DATE

       On the Maturity Date, we will pay as principal, to the holder of your note, cash in an amount equal to the SUM of:

       o      95% of the outstanding Face Amount on that date PLUS

       o      the Supplemental Payment Amount.

       The Supplemental Payment Amount will equal

       o if the Index Return equals or exceeds the Appreciation Cap of 0.755, an amount in cash equal to the face amount of the note MULTIPLIED by the Appreciation Cap;

       o if the Index Return is less than the Appreciation Cap but greater than zero, an amount in cash equal to the face amount of the note MULTIPLIED by the Index Return; or

       o if the Index Return is less than or equal to zero, the Supplemental Payment Amount will be zero.

       The Index Return equals the Final Index Level DIVIDED by the Initial Index Level, MINUS one.

       The Initial Index Level is the closing level of the Nikkei 225(R) Index on December 20, 2002, which was 8,406.88.

       The Calculation Agent will determine the Final Index Level, which will be the closing level of the index on the Determination Date as calculated and published by the index sponsor. However, the

Calculation Agent will have discretion to adjust the closing level on any particular day or to determine it in a different manner as described under "--Discontinuance or Modification of the Index" below.

         Because your note is 95% principal protected, we will not pay less than 95% of the outstanding face amount of your note on the Maturity Date, even if the index level on the Determination Date is lower than the Initial Index Level.

MATURITY DATE

         The Maturity Date will be January 9, 2008 unless that day is not a Business Day, in which case the Maturity Date will be the next following Business Day. If the eighth Business Day before this day is not the Determination Date described below, however, then the Maturity Date will be the eighth Business Day following the Determination Date.

DETERMINATION DATE

         The Determination Date will be the eighth Business Day prior to January 9, 2008 unless the Calculation Agent determines that a market disruption event occurs or is continuing on that eighth prior Business Day. In that case, the Determination Date will be postponed as discussed below under "--Consequences of a Market Disruption Event".

95% PRINCIPAL PROTECTION

         In no event shall the Redemption Amount be less than 95% of the Face Amount.

BUSINESS DAY

         When we refer to a Business Day with respect to your note, we mean a day that is a Business Day of the kind described in the accompanying prospectus and that is also a day on which the Tokyo Stock Exchange and the Osaka Stock Exchange are open for trading and on which the index sponsor is open for business and the index is calculated and published by the index sponsor.

CALCULATION AGENT

         We have initially appointed Goldman, Sachs & Co. as Calculation Agent for the purpose of determining the Index Return and calculating the Redemption Amount payable in respect of the notes. Unless there is manifest error, the determination by the Calculation Agent of the Index Return and the Redemption Amount shall be final and binding on us and the holders of the notes.

HYPOTHETICAL EXAMPLES

         In the table below, we provide a range of hypothetical pretax index returns for the index. Based on these hypothetical index returns, we illustrate a range of hypothetical Redemption Amounts expressed as a percentage of the Face Amount. It is provided for purposes of illustration only. It should not be taken as an indication or prediction of future investment results and is intended merely to illustrate the impact that various hypothetical index returns could have on the Redemption Amount, assuming all other variables remained constant.

         The information in the table reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date and held to the Maturity Date. If you sell your note prior to the Maturity Date, your return will depend upon the market value of your note at the time of sale, which may be affected by a number of factors that are not reflected in the table below. For a discussion of some of these factors, see "Risk Factors".

         The table below also assumes that there is no change in or affecting any of the index stocks or the method by which the index sponsor calculates the index level, that there is no change in the relative weighting of any index stock, and that no market disruption event occurs. Also, the hypothetical rates of return shown below do not take into account the effects of applicable taxes.

Because of the U.S. tax treatment applicable to your note, tax liabilities could affect the after-tax rate of return on your note to a comparatively greater extent than the after-tax return on the index stocks.

         The index has been highly volatile in the past and its performance cannot be predicted for any future period. The actual performance of the index over the life of the notes, as well as the amount payable at maturity, may bear little relation to the hypothetical return examples set forth below or to the historical levels of the index set forth elsewhere in this pricing supplement. For information about the level of the index during recent periods, see "The Index - Historical Closing Levels of the Index" below.

         Any rate of return you may earn on an investment in the notes may be lower than that which you could earn on a comparable investment in the index stocks. Among other things, the return on the notes are capped and will not reflect any dividends that may be paid on the index stocks.

         In the table below, the Index Return is calculated as described above. The analysis in the table assumes an Appreciation Cap of 0.755 for a maximum redemption amount of 170.5% of the Face Amount.


                HYPOTHETICAL                  HYPOTHETICAL
           NIKKEI 225(R) INDEX           REDEMPTION AMOUNT ON
                  RETURN                     MATURITY DATE
                                         (as a percentage of the
                                              Face Amount)
          ------------------------     ----------------------------
                   100.00%                       170.50%
                    90.00%                       170.50%
                    80.00%                       170.50%
                    75.50%                       170.50%
                    75.00%                       170.00%
                    70.00%                       165.00%
                    60.00%                       155.00%
                    50.00%                       145.00%
                    40.00%                       135.00%
                    30.00%                       125.00%
                    20.00%                       115.00%
                    10.00%                       105.00%
                     5.00%                       100.00%
                     0.00%                        95.00%
                   -10.00%                        95.00%
                   -20.00%                        95.00%
                   -30.00%                        95.00%
                   -40.00%                        95.00%
                   -50.00%                        95.00%
                   -60.00%                        95.00%
                   -70.00%                        95.00%
                   -80.00%                        95.00%
                   -90.00%                        95.00%
                  -100.00%                        95.00%

PAYMENT OF REDEMPTION AMOUNT

         We will pay the Redemption Amount in United States dollars.

         On the Maturity Date, we will pay the total Redemption Amount in respect of the notes to the Trustee or, if the Maturity Date is not a Business Day, on the first succeeding Business Day. As soon as possible thereafter, the Trustee will make such payment to the Depository in accordance with existing arrangements between the Trustee and the Depository. The Depository will allocate such payment to each Book-Entry Note represented by such Global Security (as such terms are defined in the prospectus supplement) and will make payments to the participants therein in accordance with its existing operating procedures.

CONSEQUENCES OF A MARKET DISRUPTION EVENT

         If a market disruption event occurs or is continuing on the Determination Date, then the Determination Date will be postponed to the next Business Day on which a market disruption event does not occur and is not continuing. In no event, however, will an Determination Date be postponed by more than five Business Days. If a Determination Date is postponed to the last possible day but a market disruption event occurs or is continuing on that day, that day will be the Determination Date. If the Determination Date is postponed due to a market disruption event, the Maturity Date will be correspondingly postponed. If the Calculation Agent determines that the Final Index Level that must be used to determine the Redemption Amount is not available on the Determination Date, either because of a market disruption event or for any other reason, the Calculation Agent will nevertheless determine the Final Index Level based on its assessment, made in its sole discretion, of the level of the index on the relevant day.

DISCONTINUANCE OR MODIFICATION OF THE INDEX

         If the index sponsor discontinues publication of the index and the index sponsor or anyone else publishes a substitute index that the Calculation Agent determines is comparable to the index, then the Calculation Agent will determine the Redemption Amount by reference to the substitute index. We refer to any substitute index approved by the Calculation Agent as a successor index.

         If the Calculation Agent determines that the publication of the index is discontinued and there is no successor index, or that the level of the index is not available on the Determination Date because of a market disruption event or for any other reason, the Calculation Agent will determine the Final Index Level for the Determination Date, and thus the Redemption Amount, by reference to a group of stocks and a computation methodology that the Calculation Agent determines will as closely as reasonably possible replicate the index.

         If the Calculation Agent determines that the index, the stocks comprising the index or the method of calculating the index is changed at any time in any respect - including any addition, deletion or substitution and any reweighting or rebalancing of index stocks and whether the change is made by the index sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor index, is due to events affecting one or more of the index stocks or their issuers or is due to any other reason - then the Calculation Agent will be permitted (but not required) to make such adjustments in the index or the method of its calculation as it believes are appropriate to ensure that the index level used to determine the Final Index Level is equitable.

         All determinations and adjustments to be made by the index sponsor or the Calculation Agent with respect to the index may be made by the index sponsor or the Calculation Agent, as the case may be, in its sole discretion.

ROLE OF CALCULATION AGENT

         The Calculation Agent in its sole discretion will make all determinations on the notes, including those regarding the index, the Determination Date, the Final Index Level, the Initial Index Level, the Index Returns, the Redemption Amount, the Appreciation Cap, market disruption events, Business Days and the cash to be paid on the notes. Absent manifest error, all determinations of the Calculation Agent will be final and binding on you and us, without any liability on the part of the Calculation Agent.

        Please note that Goldman, Sachs & Co. is the Calculation Agent as of the original issue date of your note. We may change the Calculation Agent after the original issue date without notice.

MARKET DISRUPTION EVENTS

         Any of the following will be a market disruption event:

       o a suspension, absence or material limitation of trading in index stocks constituting 20% or more, by weight, of the index on their respective primary markets, in each case for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the Calculation Agent in its sole discretion, or

       o a suspension, absence or material limitation of trading in option or futures contracts relating to the index or to index stocks constituting 20% or more, by weight, of the index, if available, in the respective primary markets for those contracts, in each case for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the Calculation Agent in its sole discretion, or

       o index stocks constituting 20% or more, by weight, of the index, or option or futures contracts relating to the index or to index stocks constituting 20% or more, by weight, of the index, if available, do not trade on what were the respective primary markets for those index stocks or contracts, as determined by the Calculation Agent in its sole discretion;

AND, in the case of any of these events, the Calculation Agent determines in its sole discretion that the event could materially interfere with the ability of Goldman, Sachs & Co., any of its affiliates, or similarly situated entities to unwind all or a material portion of a hedge with respect to the offered notes that we or our affiliates may effect.

         The following events will not be market disruption events:

       o a limitation on the hours or numbers of days of trading, but only if the limitation results from a previously announced change in the regular business hours of the relevant market, and

       o a decision to permanently discontinue trading in the option or futures contracts relating to the index or to any index stock.

         For this purpose, an "absence of trading" in the primary securities market on which an index stock, or on which option or futures contracts relating to the index or an index stock, are traded will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in an index stock or in option or futures contracts relating to the index or an index stock, if available, in the primary market for that stock or those contracts, by reason of:

       o      a price change exceeding limits set by that market, or

       o an imbalance of orders relating to that stock or those contracts, or

       o a disparity in bid and ask quotes relating to that stock or those contracts,

         will constitute a suspension or material limitation of trading in that stock or those contracts in that primary market.

         As this is the case throughout this pricing supplement, references to the index in this description of market disruption events includes the index and any successor index as it may be modified, replaced or adjusted from time to time.

SAME-DAY FUNDS SETTLEMENT AND PAYMENT

         The initial settlement for the notes will be made in immediately available funds. All payments of principal will be made in immediately available funds.

         Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, the notes will trade in the Depository's Same-Day

Funds Settlement System until maturity, and secondary market trading activity in the notes will therefore be required by the Depository to settle in immediately available funds. We cannot assure you as to the effect, if any, of settlement in immediately available funds on trading activity in the notes.

FAILURE TO PAY REDEMPTION AMOUNT WHEN DUE

         In the event we fail to pay the Redemption Amount when due, any overdue payment in respect of the Redemption Amount of any note will bear interest until the date upon which all sums due in respect of such notes are received by or on behalf of the relevant holder, at the rate per annum which is the rate for deposits in U.S. dollars for a period of six months which appears on the Reuters Screen LIBO page as of 11:00 a.m. (London time) on the first Business Day (as defined in the prospectus) following such failure to pay. Such rate shall be determined by the Calculation Agent. If interest is required to be calculated for a period of less than one year, it will be calculated on the basis of a 360-day year consisting of 12 months of 30 days each, and, in the case of an incomplete month, the number of days elapsed.

TAX REDEMPTION

         We cannot redeem the notes prior to maturity unless, due to the imposition by Sweden or one of its taxing authorities of any tax, assessment or governmental charge subsequent to the date of the issuance of the notes, we would become obligated to pay additional amounts. If such an imposition occurs, we may at our option redeem all but not less than all the notes by giving notice specifying a redemption date at least 30 days, but not more than 60 days after the date of the notice. In such event, the Redemption Amount will be an amount, which may in no event be less than 95% of the Face Amount of the notes nor more than 170.5% of the Face Amount of the notes, that the Calculation Agent determines, in good faith and in a commercially reasonable manner based on market value, on the basis of the performance of the Nikkei 225(R) Index over the term of the notes to the third Business Day preceding the date fixed for redemption, to be fair and equitable to the holders (which determination shall, if made in good faith and in a commercially reasonable manner, be binding on us and the holders of the notes).

                                    THE INDEX

         We have derived all information regarding the index contained in this prospectus supplement, including its make-up, method of calculation and changes in its components, from publicly available information. That information reflects the policies of, and is subject to change by, Nihon Keizai Shimbun, Inc., which is the index sponsor and is commonly referred to as NKS. NKS owns the copyright to the index, and all rights to the index are owned by NKS. NKS has no obligation to continue to publish, and may discontinue publication of, the index. The consequences of NKS discontinuing the index are described in the section entitled "Description of the Notes - Discontinuance or Modification of the Index" above.

         The index is a stock index calculated, published and disseminated by NKS that measures the composite price performance of selected Japanese stocks. The index is currently based on 225 underlying stocks trading on the Tokyo Stock Exchange, which is referred to in this prospectus supplement as the TSE, and represents a broad cross-section of Japanese industry. All 255 index stocks are stocks listed in the First Section of the TSE. Domestic stocks admitted to the TSE are assigned either to the First Section or Second Section. Stocks listed in the First Section are among the most actively traded stocks on the TSE. At the end of each business year, the TSE examines each First Section stock to determine whether it continues to meet the criteria for inclusion in the First Section and each Second Section stock to determine whether it may qualify for inclusion in the First Section. Futures and options contracts on the index are traded on the Singapore International Monetary Exchange, Ltd., the Osaka Securities Exchange and the Chicago Mercantile Exchange.

         The index is a modified, price-weighted index. Each stock's weight in the index is based on its price per share rather than the total market capitalization of the issuer. NKS calculates the index by multiplying the per-share price of each index stock by the corresponding weighting factor for that index stock, calculating the sum of all these products and dividing that sum by a divisor. The divisor, initially set in 1949 at 225, was 22.703 as of December 20, 2002 and is subject to periodic adjustments as described below. The weighting factor for each index stock is computed by dividing

50 Japanese yen by the par value of the relevant index stock, so that the share price of each index stock when multiplied by its weighting factor corresponds to a share price based on a uniform par value of 50 Japanese yen. Each weighting factor represents the number of shares of the related index stock that are included in one trading unit of the index. The stock prices used in the calculation of the index are those reported by a primary market for the index stocks, which is currently the TSE. The level of the index is calculated once per minute during TSE trading hours.

         In order to maintain continuity in the level of the index in the event of certain changes due to non-market factors affecting the index stocks, such as the addition or deletion of stocks, substitution of stocks, stock dividends, stock splits or distributions of assets to stockholders, the divisor used in calculating the index is adjusted in a manner designed to prevent any instantaneous change or discontinuity in the level of the index. The divisor remains at the new value until a further adjustment is necessary as the result of another change. As a result of each change affecting any index stock, the divisor is adjusted in such a way that the sum of all share prices immediately after the change multiplied by the applicable weighting factor and divided by the new divisor, the level of the index immediately after the change, will equal the level of the index immediately prior to the change.

         Index stocks may be deleted or added by NKS. However, to maintain continuity in the index, the policy of NKS is generally not to alter the composition of the index stocks except when an index stock is deleted in accordance with the following criteria. Any stock becoming ineligible for listing in the First Section of the TSE due to any of the following reasons will be deleted from the index stocks: bankruptcy of the issuer; merger of the issuer into, or acquisition of the issuer by, another company; delisting of the stock or transfer of the stock to the "Seiri-Post" because of excess debt of the issuer or because of any other reason; transfer of the stock to the "Kanri-Post" (Posts for stocks under supervision); or transfer of the stock to the Second Section of the TSE. In addition, index stocks with relatively low liquidity, based on trading volume and price fluctuation over the past then years, may be deleted by NKS subject to a maximum of six such deletions by reason of low liquidity per year. Upon deletion of a stock from the index stocks, NKS will select, in accordance with certain criteria established by it, a replacement for the deleted index stock. In an exceptional case, a newly listed stock in the First Section of the TSE that is recognized by NKS to be representative of a market may be added to the index stocks. As a result, an existing index stock with low trading volume and not representative of a market will be deleted.

         A list of the issuers of the stocks that comprise the index is available from the NKS Economic Electronic Databank System and from the Stock Market Indices Data Book published by NKS. NKS may delete, add or substitute any stock underlying the index.

THE TOKYO STOCK EXCHANGE

         The TSE is one of the world's largest securities exchanges in terms of market capitalization. Trading hours are currently from 9:00 A.M. to 11:00 A.M. and from 12:30 P.M. to 3:00 P.M., Tokyo time, Monday through Friday. Due to time zone differences, on any normal trading day the TSE will close before the opening of business in New York City on the same calendar day. Therefore, the closing level of the index on any particular Business Day will generally be available in the United States by the opening of business on that Business Day.

         The TSE has adopted certain measures, including daily price floors and ceilings on individual stocks, intended to prevent any extreme short-term price fluctuations resulting from order imbalances. In general, any stock listed on the TSE cannot be traded at a price lower than the applicable price floor or higher than the applicable price ceiling. These price floors and ceilings are expressed in absolute Japanese yen, rather than percentage limits based on the closing price of the stock on the previous trading day. In addition, when there is a major order imbalance in a listed stock, the TSE posts a "special bid quote" or a "special asked quote" for that stock at a specified higher or lower price level than the stock's last sale price in order to solicit counter-orders and balance supply and demand for the stock. Prospective investors should also be aware that the TSE may suspend the trading of individual stocks in certain limited and extraordinary circumstances, including for example, unusual trading activity in that stock. As a result, changes in the index may be limited by price limitations or special quotes, or by suspension of trading, on individual stocks which comprise the index, and these limitations may, in turn, adversely affect the value of your note.

HISTORICAL CLOSING LEVELS OF THE INDEX

         NKS first calculated and published the index in 1970. The first table below shows the closing levels of the index on the last business day of each year from 1980 through 1999. The second table below shows the high, the low and the last closing levels of the index for each of the four calendar quarters in 2000 and 2001, and for the first four calendar quarters in 2002 through December 20, 2002. We obtained the closing levels listed in the two tables below from Bloomberg Financial Services, without independent verification.

         Since its inception, the level of the index has experienced significant fluctuations. Any historical upward or downward trend in the closing level of the index during any period shown below is not an indication that the index is more or less likely to increase or decrease at any time during the term of your note. You should not take the historical levels of the index as an indication of future performance. We cannot give you any assurance that the future performance of the index or the index stocks will result in you receiving an amount greater than 95% of the outstanding face amount of your note on the Maturity Date.


YEAR-END CLOSING LEVELS OF THE INDEX

                                 CLOSING CLOSING
              YEAR                   LEVEL                   YEAR                  LEVEL
              ----                   -----                   ----                  -----
1980..........................      7,116.38    1990..........................   23,848.71
1981..........................      7,681.84    1991..........................   22,983.77
1982..........................      8,016.67    1992..........................   16,924.95
1983..........................      9,893.82    1993..........................   17,417.24
1984..........................     11,542.60    1994..........................   19,723.06
1985..........................     13,113.32    1995..........................   19,868.15
1986..........................     18,701.30    1996..........................   19,361.35
1987..........................     21,564.00    1997..........................   15,258.74
1988..........................     30,159.00    1998..........................   13,842.18
1989..........................     38,915.87    1999..........................   18,934.34



QUARTERLY HIGH, LOW AND CLOSING LEVELS OF THE INDEX


2000                                                       HIGH          LOW          CLOSE
----                                                       ----          ---          -----
    Quarter ended March 31.........................     20,706.65    18,167.27     20,337.32
    Quarter ended June 30..........................     20,833.21    16,008.14     17,411.05
    Quarter ended September 30.....................     17,614.66    15,626.96     15,747.26
    Quarter ended December 31......................     16,149.08    13,423.21     13,785.69


2001                                                       HIGH          LOW          CLOSE
----                                                       ----          ---          -----
    Quarter ended March 31.........................     14,032.42    11,819.70     12,999.70
    Quarter ended June 30..........................     14,529.41    12,574.26     12,969.05
    Quarter ended September 30.....................     12,817.41     9,504.41      9,774.68
    Quarter ended December 31......................     11,064.30     9,924.23     10,542.62

2002                                                       HIGH          LOW          CLOSE
----                                                       ----          ---          -----
    Quarter ended March 31.........................      11,919.30     9,420.85     11,024.94
    Quarter ended June 30..........................      11,979.85    10,074.56     10,621.84
    Quarter ended September 30.....................      10,960.25     9,075.09      9,383.29
    Quarter ending December 31
    (through December 20, 2002)....................       9,215.56     8,303.39      8,406.88

LICENSE AGREEMENT

        Goldman, Sachs & Co. has entered into a non-exclusive license agreement with NKS, whereby Goldman, Sachs & Co., its affiliates and its sublicensees, in exchange for a fee, will be permitted to use the index in connection with the offer and sale of certain securities including the offered notes. We are a sublicensee of the license granted to Goldman, Sachs & Co.

         NKS is under no obligation to continue the calculation and dissemination of the index. The offered notes are not sponsored, endorsed, sold or promoted by NKS. No inference should be drawn from the information contained in this prospectus supplement that NKS makes any representation or warranty, implied or express, to Goldman, Sachs & Co., us, any holder of the offered notes or any member of the public regarding the advisability of investing in securities generally or in the offered notes in particular or the ability of the index to track general stock market performance.

         NKS determines, composes and calculates the index without regard to your note. NKS has no obligation to take into account your interest, or that of anyone else having an interest, in your note in determining, composing or calculating the index. NKS is not responsible for and has not participated in the determination of the terms, prices or amount of your note and will not be responsible for or participate in any determination or calculation regarding the principal amount of your note payable at the stated maturity date. NKS has no obligation or liability in connection with the administration, marketing or trading of your note.

         None of Goldman, Sachs & Co., us and our respective affiliates accepts any responsibility for the calculation, maintenance or publication of the index or any successor index. NKS disclaims all responsibility for any errors of omissions in the calculation and dissemination of the index or the manner in which the index is applied in determining any reference index level or final index level or any amount payable upon maturity of the offered notes.

         THE INDEX SPONSOR DOES NOT GUARANTEE THE ACCURACY OF THE COMPLETENESS OF THE INDEX OR ANY DATA INCLUDED IN THE INDEX. THE INDEX SPONSOR ASSUMES NO LIABILITY FOR ANY ERRORS OR OMISSIONS.


                 UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

         The following is a summary of the material United States federal income tax consequences of the acquisition, ownership and disposition of the notes to an initial holder purchasing the notes at the issue price. This summary is based upon the United States Internal Revenue Code of 1986, as amended (the "Code"), administrative pronouncements, judicial decisions, and existing and proposed Treasury Regulations, changes to any of which subsequent to the date of this offering memorandum may affect the tax consequences described in this offering memorandum, possibly with retroactive effect. This summary deals only with holders that will hold the notes as "capital assets" within the meaning of
Section 1221 of the Code, and does not address tax considerations applicable to holders that may be subject to special tax rules, such as dealers or traders in securities, financial institutions, tax-exempt entities, holders that hold the notes as a part of a hedging, straddle, conversion or other integrated transaction, or U.S. Holders (as defined below) whose functional currency is not the United States dollar.

         THE DISCUSSION SET OUT BELOW IS INTENDED ONLY AS A SUMMARY OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES. PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES,

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INCLUDING THE APPLICATION TO THEIR PARTICULAR SITUATIONS OF THE TAX
CONSIDERATIONS DISCUSSED BELOW, AS WELL AS THE APPLICATION OF STATE, LOCAL OR FOREIGN TAX LAWS.

         The "issue price" means the first price at which a substantial amount of the notes is sold (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers), which is $1,000 per note. Holders purchasing notes at prices other than the issue price should consult their tax advisors about the tax consequences thereof.

         "U.S. Holder" means a beneficial owner of the notes that is, for United States federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a corporation, partnership, or other entity created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source or (iv) in general, a trust which is subject to the primary supervision of a United States court and the control of one or more United States persons.


TAX CONSEQUENCES TO U.S. HOLDERS

         INTEREST ACCRUAL ON THE NOTES. For United States federal income tax purposes, the notes will be subject to United States Treasury regulations relating to contingent payment debt instruments ("contingent payment debt regulations"). Under the contingent payment debt regulations, a U.S. Holder will be required to accrue interest income on the notes (in amounts described in the next paragraph) regardless of whether such U.S. Holder uses the cash or accrual method of tax accounting. As a result, a U.S. Holder will be required to include interest in taxable income each year even though there are no interest payments received in that year.

         Under the contingent payment debt regulations, for each accrual period prior to and including the maturity date of the notes, the amount of interest that accrues, as original issue discount, on a note equals the product of (a) the adjusted issue price (as defined below) as of the beginning of the accrual period and (b) the comparable yield (as defined below) (adjusted for the length of the accrual period). This amount is ratably allocated to each day in the accrual period and is includable as ordinary interest income by a U.S. Holder for each day in the accrual period on which the U.S. Holder holds the notes. Amounts treated as interest under the contingent payment debt regulations are treated as original issue discount for all purposes of the Code.

         The "adjusted issue price" means the issue price of the notes, increased by any interest previously accrued (determined without regard to any adjustments to interest accruals described below) and decreased by the amount of any projected payments (as defined below) with respect to the notes.

         The "comparable yield" means the annual yield we would pay, as of the issue date, on a fixed-rate debt security with no exchange right or other contingent payments but with terms and conditions otherwise comparable to those of the notes.

         Under the contingent payment debt regulations, we are required, solely for United States federal income tax purposes, to provide a schedule of the projected amounts of payments (which we refer to as projected payments) on the notes. This schedule must produce the comparable yield. You may obtain the comparable yield and projected payment schedule from us by contacting our treasury department at the address or telephone number listed on page (ii) of this document. For United States federal income tax purposes, a U.S. Holder is required to use the comparable yield and the schedule of projected payments in determining its interest accruals and adjustments thereof in respect of the notes, unless such U.S. Holder timely discloses and justifies the use of other estimates to the Internal Revenue Service ("IRS").

         THE COMPARABLE YIELD AND THE SCHEDULE OF PROJECTED PAYMENTS ARE NOT PROVIDED FOR ANY PURPOSE OTHER THAN THE DETERMINATION OF HOLDERS' INTEREST ACCRUALS AND ADJUSTMENTS THEREOF IN RESPECT OF THE NOTES FOR UNITED STATES FEDERAL INCOME TAX PURPOSES AND DO NOT CONSTITUTE A PROJECTION OR REPRESENTATION REGARDING THE ACTUAL AMOUNTS PAYABLE ON THE NOTES.

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

         SALE OR EXCHANGE OF THE NOTES. Upon the sale, exchange or retirement of the notes on or prior to the maturity date, the U.S. Holder will recognize gain or loss equal to the difference between the amount realized and the U.S. Holder's adjusted basis. A U.S. holder will be treated as receiving an amount equal to the fair market value of any property received, plus the amount of any cash received. The adjusted basis will be the U.S. Holder's original basis in the notes, increased by the interest income previously included by the U.S. Holder with respect to the notes and decreased by the projected amount of all prior payments with respect to the notes. Any gain upon sale or exchange of the notes will be ordinary interest income; any loss will be ordinary loss to the extent of the interest previously included in income by the U.S. Holder with respect to the notes, and thereafter, capital loss. The distinction between capital loss and ordinary loss is potentially significant in several respects. For example, limitations apply to a U.S. Holder's ability to offset capital losses against ordinary income.

         INFORMATION REPORTING AND BACKUP WITHHOLDING. The fiscal agent will be required to file information returns with the IRS with respect to payments made to certain U.S. Holders on the notes. In addition, certain U.S. Holders may be subject to United States backup withholding tax in respect of such payments if they do not provide their taxpayer identification numbers to the fiscal agent, and may also be subject to information reporting and backup withholding requirements with respect to proceeds from a sale of the notes. Persons holding notes who are not U.S. Holders may be required to comply with applicable certification procedures to establish that they are not United States persons in order to avoid the application of such information reporting requirements and backup withholding tax.

         The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against such U.S. Holder's United States federal income tax liability and may entitle such U.S. Holder to a refund, provided that the required information is furnished to the IRS.


                              PLAN OF DISTRIBUTION

         Subject to the terms and conditions set forth in an Agency Agreement dated July 20, 1993, and a Terms Agreement dated December 20, 2002 (the "Agreements"), we have agreed to sell to Goldman, Sachs & Co. and Goldman, Sachs & Co. has agreed to purchase, all of the notes offered hereby at 99.50% of the Face Amount.

         Under the terms and conditions of the Agreements, Goldman, Sachs & Co. is committed to take and pay for all of the notes, if any are taken.

         The notes are a new issue of securities with no established trading market. We have been advised by Goldman, Sachs & Co. that it intends to make a market in the notes but is not obligated to do so and may discontinue market making at any time without notice. We cannot give any assurance to the liquidity of the trading market for the notes.

         In connection with the offering, Goldman, Sachs & Co. may purchase and sell the notes in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover positions created by short sales. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes. Short sales involve the sale by Goldman, Sachs & Co. of a greater aggregate principal amount of notes than they are required to purchase in the offering.

         These activities may stabilize, maintain, or otherwise affect the market price of the notes, which may be higher than the price that might otherwise prevail in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected in the over-the-counter market or otherwise.

        From time to time, Goldman, Sachs & Co. and its affiliates have, and in the future may, engage in transactions with and perform services for us for which they have been, and may be, paid customary fees. In particular, an affiliate of Goldman, Sachs & Co. is the writer of a hedge of our obligation under the notes.

       We have agreed to indemnify Goldman, Sachs & Co. against, or to make contributions relating to, certain liabilities, including liabilities under the Securities Act of 1933, as amended.

       Goldman, Sachs & Co. has agreed to pay the out of pocket expenses of the issue of the notes.

       The initial sale of the notes in this offering entails a longer settlement period than is customary for similar debt securities. Goldman, Sachs & Co. expects to deliver the notes against payment on January 9, 2003.

       The notes will not be listed on any securities exchange, and there may not be a secondary market for the notes. Goldman, Sachs & Co. reserves the right to withdraw, cancel or modify any offer and to reject orders in whole or in part.



                                      P-19